EnergyX

EnergyX is looking to disrupt the $112 billion battery market by creating more efficient and cost effective technologies to produce lithium, the main material in rechargeable batteries. Demand for lithium is increasing over 500% in the coming years, and we solve that demand gap problem.



Buy

Deadline January 10, 2021
in 2 months

Share Price
$4.90

Total Raised
$0

Valuation
$54,114,620

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCING ENERGYX

Energy Exploration Technologies, Inc. is a renewable energy technology company focused on developing technologies in energy storage and the materials, such as lithium, that actually make batteries. We have a mission to become a worldwide leader in the global transition to sustainable energy. Founded in 2018, the company is fundamentally changing the way humanity is powering our world and storing clean energy with breakthrough direct lithium extraction technologies and more effective energy storage solutions.

EnergyX is developing technologies that allow for more efficient production of lithium, which is one of the main materials in rechargeable batteries used in electric vehicles, as well as the creation of next-gen lithium-based batteries that are cheaper, longer-lasting, and more energy-efficient than current formulations. Our objectives are to make base lithium production more efficient, cost-effective, and environmentally friendlier than existing conventional methods of production. Additional scope of R&D focuses specifically on solid-state battery architectures with non-liquid electrolytes as well as pure metallic lithium electrodes. The company's goal is to develop technology and assets in order to become the premier, low-cost lithium technology provider for the growing lithium battery and electric vehicle industries.

Thus far, EnergyX has developed a highly scalable Direct Lithium Extraction (DLE) technology called LiTAS□ (Lithium-Ion Transport and Separation) to process lithium enriched brine. Most of the world's lithium is found in brine (a.k.a very salty water). Using LiTAS□, which is a mechanical production process, we are able to achieve significantly lower cost for the advancement of high purity, battery grade, lithium materials. LiTAS□ has the ability to efficiently extract and aggregate the lithium ions from the salt brines using proprietary, multi-level, synthetic ion separation techniques. The core technology is based on a new class of nanomaterials called metal-organic frameworks (MOFs) that are embedded into a polymer matrix creating a mixed matrix membrane (MMM). This mechanical membrane separation process drastically reduces the operating expense and capital expenditure from the previous method, making lithium more accessible to the exponentially growing battery and electric vehicle markets.

The core technology is protected in key worldwide jurisdictions through a series of patent filings and long-term licensing agreements in perpetuity of the IP. EnergyX exclusively licenses a robust portfolio of patents from a number of universities and companies, on a worldwide basis, surrounding LiTAS™ nanotechnology and solid-state battery technology. As an energy technology company at our core, a major part of our strategy is to build upon this patent portfolio by filing our own applications, as well as continue to work closely with world-leading scientists and researchers developing further ground breaking intellectual property. Currently, EnergyX controls 6 patents and patent applications and is in the process of filing 5 more. We expect to substantially increase the patent portfolio over the next 3 years.

EnergyX works closely with its partners at the University of Texas, Membrane Technology & Research (MTR) out of California, Monash University out of Australia, ProfMOF out of Norway, and CSIRO, the Australian National Laboratory System, as well as several others. We have built a strong core team of 9 dedicated employees that are working under various contractor agreements between our two laboratories at MTR and The Center for Materials for Water and Energy Technology (M-WET) at the University of Texas at Austin. M-WET is a US Government Department of Energy-funded laboratory directed by Dr. Benny Freeman, who is also the chairman of EnergyX's Science Advisory Board. In these sophisticated laboratories is where the EnergyX technology was born. M-WET researches the understanding of fluids and materials to catalyze the design of novel surfaces, highly selective solute / fluid interactions, mesoscopic structures, and membranes for energy applications. This innovative strategy bridges the chemistry, materials, and process separations communities. MTR is a world leader in the development and production of membrane-based separation systems, new membrane materials and processes, and refining industries. MTR's product line is based on 20 years of in-house fundamental and applied research in the membrane separations area. This work has generated over 100 patents and numerous publications and presentations. EnergyX shares laboratory space with MTR's administrative, research, and manufacturing headquarters located in Newark, CA. Partnering with MTR Labs gives EnergyX a world-class research team developing membrane solutions for a wide range of applications for OEMs bringing expertise in membrane solution to diverse industry segments.

Our business development activities to date include building relationships with many of the key industry players and we have started testing lithium enriched brines in our labs from some of the world's leading lithium producers. Additionally, we have begun the procurement of multiple pilot plants that we anticipate deploying in the field during 2021.

In the longer term, our mission is to be the leader in the transition to sustainable energy. We first look towards natural resources, the raw materials to produce energy storage systems and second look at making the energy storage systems themselves more efficient. We plan to use the cash flow generated from lithium production technology to fund subsequent developments in lasting battery technology and eventual vertical integration and optimization of batteries and battery materials.

Learn more about EnergyX at www.energyx.com.

USE OF PROCEEDS

If the offering's maximum amount of $1,029,000 is raised:

Use	Value	% of Proceeds
Pilot Plants	$750,000	72.9%
Intellectual Property	$228,579	22.2%
Intermediary fees	$50,421	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Energy Exploration Technologies, Inc., doing business as EnergyX. This offering must raise at least $10,000 by January 10, 2021 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. EnergyX may issue additional securities to raise up to $1,029,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

11,253,800 shares
× $4.90 per share

$55,143,620 implied valuation

FINANCIALS

EnergyX's official name is Energy Exploration Technologies, Inc., so that's the name that appears in the statements below.

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

UPDATES

Nov 10, 2020 • Primary offering of 210,000 shares at $4.90

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